ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (the “Agreement”) is made as of July 31, 2007, by and among VERI-TEK INTERNATIONAL, CORP. (“Buyer”), a Michigan corporation, and GT DISTRIBUTION, LLC, a Delaware limited liability company (“Parent”), SCHAEFF LIFT TRUCK INC., an Illinois corporation (“Schaeff Lift Truck”), CRANE & MACHINERY, INC., an Illinois corporation (“Crane & Machinery” and with Parent and Schaeff Lift Truck, the “Sellers”), MANITEX, INC., a Texas corporation (“Manitex”) and MANITEX LIFTKING, ULC, an Alberta unlimited liability company (“Liftking” and with Manitex, the “Buyer Subsidiaries”).

PREAMBLE

        WHEREAS, the Sellers are engaged in, among other things, the Noble Forklift Production (as defined below) at the Sellers facilities including those located at 7402 W. 100th Place, Bridgeview, Illinois (“Facilities”); and

        WHEREAS, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, substantially all of the assets of the Sellers that are used, held for use or acquired or developed for use in connection with the Noble Forklift Production, upon the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, capitalized terms used herein are defined in the text. An index of such terms is attached to the end of this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

AGREEMENT

ARTICLE I.
DEFINITION OF NOBLE FORKLIFT PRODUCTION

        As used in this Agreement, the term “Noble Forklift Production” means the assembly, marketing, distribution, sale, maintenance, overhaul and repair of the Noble Forklift product line of the Sellers. The term “Noble Forklift Production” shall include, without limitation, all operations carried on by the Sellers related to products or services associated by trade name or otherwise with the Noble Forklift Production.

ARTICLE II.
PURCHASE AND SALE OF ASSETS

        2.01  Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, the Sellers shall, on the Closing Date, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall, on the Closing Date, purchase and acquire from the Sellers, all of the assets, rights, properties, claims, contracts, business and goodwill of the Sellers (of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued, contingent or otherwise, wherever situated) used, held for use or acquired or developed for use in the Noble Forklift Production (collectively, the “Purchased Assets”), including without limitation:

(a)	Tangible Personal Property. All machinery, equipment, and tooling (including off-premises tooling) listed on Schedule 2.01(a) plus all supplies and materials, and other items of tangible personal property.

(b)	Inventory. All inventories of raw materials, work-in-process and finished goods (including all such in transit, whether to or from the Sellers), and all spare, service and repair parts, supplies and components held for sale, together with related packaging materials (collectively, the “Inventory”).

(c)	Intellectual Property. All of the Sellers’ worldwide rights in, to and under: (a) all patents, trademarks, service marks, logos, corporate and trade names, domain names and registered copyrights, and all applications therefor, source codes, programs, designs, trade secrets, web sites, employee covenants regarding confidentiality, non-competition and inventions and all shop rights, in each case which are owned, licensed or used by the Sellers (together with all inventions, discoveries, techniques, processes, methods, formulae, designs, computer software, trade secrets, confidential information, know-how and ideas which are owned, licensed or used by the Sellers), (b) all licenses or other agreements pursuant to which any Person has the right to use any Intellectual Property owned by the Sellers and (c) all licenses or other agreements pursuant to which the Sellers have the right to use any Intellectual Property owned by others(collectively, “Intellectual Property”).

(d)	Business Agreements. Subject to Section 2.05, all of the Sellers’ rights in, to and under (i) the Business Agreements described in Schedules 4.15, 4.17 or 4.19, (ii) all other Business Agreements entered into by the Sellers in the ordinary course of the Noble Forklift Production in compliance with the terms of this Agreement that are of the type or kind required to be disclosed in Schedule 4.15, 4.17 or 4.19 but are not disclosed because they fall below the minimum threshold amount, term or materiality of the disclosures required by the terms of Section 4.15, 4.17 or 4.19 to be set forth in such schedules and (iii) those Business Agreements that the Sellers erroneously did not disclose in Schedules 4.15, 4.17 or 4.19 if Buyer delivers written notice to Parent (the “Sellers Representative”) indicating that Buyer will accept the Sellers’ rights in, to and under such Business Agreements, in each case other than the Excluded Business Agreements (collectively, the “Assumed Business Agreements”). The term “Business Agreements” as used in this Agreement means all contracts, agreements, leases, licenses, purchase orders, sales orders, commitments and obligations relating to the Noble Forklift Production to which the Sellers are a party relating to the Noble Forklift Production or by which its Noble Forklift Production or assets are bound.

(e)	Permits. All licenses, permits, approvals, certifications, consents and listings issued by or obtained from a Governmental Entity (collectively, the “Business Permits”).

(f)	Literature. All advertising material, sales literature, promotional literature, catalogs and similar or related materials.

(g)	Records and Files. All books, records, files or other embodiments of information, including all diagrams, prints, surveys, drawings, maintenance schedules and other records, data and materials, whether relating to past or current operations and which do not relate exclusively to Excluded Assets or Excluded Liabilities.

(h)	Accounts Receivable. All notes, drafts, accounts receivable (including unbilled receivables) and other rights to payment and the full benefit of all security for such rights to payment, including all accounts receivable arising from goods shipped or sold or services rendered to the Sellers’ customers (collectively, the “Accounts Receivable”).

(i)	General Intangibles. All advance payments, prepaid items and expenses, all rights of offset and credits, all causes of action, claims, demands, rights and privileges against third parties (including manufacturer and seller warranties of any goods or services provided to the Sellers), all attorney-client privileges and rights related thereto and all other intangible rights and assets, including all goodwill associated with the Noble Forklift Production and the Purchased Assets.

        2.02  Excluded Assets. Notwithstanding anything to the contrary in Section 2.01, the Sellers shall not sell, convey, assign, transfer or deliver to Buyer, and Buyer shall not purchase or acquire from the Sellers, the following assets of the Sellers (collectively, the “Excluded Assets”):

(a)	Corporate Franchise. Any rights in or to any of the Sellers’ franchise to be a limited liability company or corporation, as the case may be, and its organizational documents, minute books, membership books and other records relating to its existence and capitalization.

(b)	Equity Interests. Any equity interest in the Sellers or in any corporation, limited liability company, partnership or other entity in which any of the Sellers own an equity interest (including any equity interest in an Affiliate of the Sellers).

(c)	Consideration. The consideration to be delivered by Buyer to the Sellers pursuant to this Agreement and all other rights of the Sellers under this Agreement and the other Transaction Documents.

(d)	Cash. Any cash, cash equivalents and bank accounts of the Sellers.

(e)	Tax Credits and Records. Any refunds or credits with respect to any Taxes paid or incurred by the Sellers, together with any related interest received or due from the relevant taxing authority, any prepaid Taxes, all Tax Returns and other records relating to Taxes of the Sellers and any other rights to Taxes of the Sellers.

(f)	Pension and Welfare Plans. All Pension Plans and Welfare Plans and all rights thereunder. “Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA which is maintained for past or present employees of any of the Sellers or with respect to which any of the Sellers has any current or potential liability, including without limitation any withdrawal liability. “Welfare Plan” means (i) any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which is maintained for past or present employees of any of the Sellers or with respect to which any of the Sellers has any current or potential liability and (ii) any other plan or program maintained for past or present employees of any of the Sellers, including without any limitation health insurance plan, life insurance plan, option plan, bonus plan, savings plan or severance plan.

(g)	Excluded Business Agreements. All Business Agreements and rights thereunder to the extent that such Business Agreements or rights constitute an Excluded Liability (“Excluded Business Agreements”).

(h)	Insurance. All insurance policies and rights thereunder, except to the extent of rights thereunder to recover for losses arising out of Purchased Assets or Assumed Liabilities.

        2.03  Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Buyer shall assume and agree to pay, perform and discharge, as and when due, the following, and only the following, Liabilities of the Sellers relating to the Purchased Assets:

(a)	Contractual Liabilities. Those Liabilities of the Sellers arising from and after the Closing Date under and pursuant to the Assumed Business Agreements.

(b)	Liabilities Under Permits and Licenses. Those Liabilities of the Sellers arising from and after the Closing Date under any of the Business Permits described in Schedule 4.15 that are assigned to Buyer at the Closing.

(c)	Warranty Liabilities. Those Liabilities of the Sellers to service, repair, or replace products constituting part of the Noble Forklift Production on or before the Closing Date (i) to the extent required and limited by the Sellers’ standard written warranty for such products or services set forth in Schedule 4.23 given by the Sellers in the ordinary course of the Noble Forklift Production business, but excluding any consequential, special or incidental damages, damages based on lost profits or other Liabilities incidental to the failure of such products or services to conform to the applicable warranties and excluding all Liabilities arising from, caused by or arising out of any actual or alleged defective design in any product that was made, designed, manufactured, assembled, installed, sold, leased or licensed or any service that was performed by the Sellers or any of its predecessors (collectively, the “Assumed Warranty Liabilities”).

(d)	Product Liability. Claims made for injury to person, damage to property or other damage arising from, caused by or arising out of the design, manufacture, assembly, installation, marketing, sale, lease or license of any product constituting part of the Noble Forklift Production (whether or not any such products are shipped before or after the Closing).

(e)	Recalls. Any Liability arising from, caused by or arising out of any obligation to implement any replacement, field, fix, retrofit, modification or recall campaign with respect to any product that was made, designed, manufactured, assembled, installed, sold, leased or licensed that constitutes part of the Noble Forklift Production (whether or not any such products are shipped before or after the Closing).

(f)	Trade Payables. Any Liability for those certain trade payables of the Sellers set forth on Schedule 4.11.

(g)	Employee Obligations. Liability of Sellers for the severance obligations set forth on Schedule 2.03(g).

The assumption of and agreement by Buyer to pay, perform and discharge, as and when due, the Assumed Liabilities shall not prohibit Buyer from contesting with any third party the amount, validity or enforceability of any of the Assumed Liabilities.

        2.04  Excluded Liabilities. Except as and to the extent specifically set forth in Section 2.03, Buyer is not assuming any Liabilities of the Sellers. Any Liability or portion thereof which is not specifically assumed by Buyer hereunder is referred to as an “Excluded Liability”. Without limitation, and notwithstanding the provisions of Section 2.03, Buyer is not assuming, and the Sellers shall not be deemed to have assigned or otherwise transferred to Buyer, any of the following Liabilities of the Sellers:

(a)	Transaction Expenses. Any Liability incurred in connection with this Agreement and the other documents or instruments to be executed and delivered by any party pursuant hereto and the transactions contemplated hereby and thereby.

(b)	Indebtedness. Any Liability arising from or related to obligations for borrowed money owed or guaranteed by the Sellers (including obligations under capital leases) or that is secured by any assets of the Sellers or any shares of the capital stock or other equity or ownership interests of the Sellers or any other Liabilities relating to the purchase of capital assets, including Liabilities arising under any loan agreement, promissory note, letter of credit, guarantee agreement, finance lease or other evidence of indebtedness of the Sellers.

(c)	Taxes. Any Liability for Taxes, including, without limitation, any Liability for Taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated hereby, including any income, transfer, sales, use, gross receipts or documentary stamp Taxes and all penalties and interest related thereto.

(d)	Insured Claims. Any Liability that would otherwise constitute an Assumed Liability to the extent covered by any insurance policy of the Sellers in effect prior to the Closing, but only to the extent the Sellers receive or, if it had properly asserted a claim, would have received proceeds thereunder.

(e)	Litigation Matters. Any Liability relating to any litigation.

(f)	Infringements. Any Liability for infringement of the Intellectual Property rights of others.

(g)	Liability for Breach. Any Liability for any breach or failure by the Sellers to perform any of the Sellers’ covenants, agreements, representations or warranties contained in, or made pursuant to, any contract, agreement or covenant, whether or not assumed hereunder, including any breach arising from assignment without the consent of third parties of the Assumed Business Agreements unless such breach is waived in writing by Buyer prior to the Closing.

(h)	Liabilities Regarding Affiliates. Any Liability to the Sellers’ current or former Affiliates, any liability, in whole or in part, created by, arising out of or related to the business or operations of the Sellers’ current or former Affiliates, or for which any of the Sellers’ current or former Affiliates might be liable (whether or not jointly with the Sellers).

(i)	Violation of Laws or Orders. Any Liability for any violation of or failure to comply with any federal, state, municipal, county, local, foreign or other statute, law, ordinance, rule or regulation (collectively, “Governmental Rules”) or with any order, writ, injunction, judgment, plan or decree (collectively, “Governmental Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other (collectively, “Governmental Entities”).

(j)	Employee Claims. Any Liability relating to or arising out of any employment action or practice in connection with the employment or termination of employment of any persons currently or formerly employed or seeking to be employed by the Sellers, including Liabilities based upon breach of employment or labor contract, employment discrimination, wrongful termination, wage and hour or health and safety requirements, workers’ compensation, constructive termination, failure to give reasonable notice or pay in lieu of notice, severance or termination pay or the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or the National Labor Relations Act, as amended, or any equivalent state, municipal, county, local, foreign or other Law.

(k)	Employee Obligations. Any Liability under any Pension Plan, Welfare Plan or other rights or Liabilities of any employee of the Sellers.

(l)	Environmental Liabilities. Any Liability arising out of, related to or incurred in connection with any pollution, threat to the environment, exposure to or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of a Hazardous Substance that (i) arises out of the Sellers’ or any previous owner’s or operator’s, ownership, operation or occupancy of the Noble Forklift Production, the Facilities or any properties and assets being transferred to Buyer (whether owned, leased or otherwise held or utilized), including any failure to comply with any Environmental Rule, or (ii) occurred or existed on or before the Closing Date, or (iii) arose out of conditions or circumstances that existed on the Closing Date and which were caused by the Persons listed in clause (i) above (collectively, “Environmental Liabilities”). “Environmental Rule” means any Governmental Rule that relates to Hazardous Substances, pollution or protection of the environment, natural resources or public health, including without limitation any Governmental Rule relating to the generation, use, processing, treatment, storage, release, transport or disposal of Hazardous Substances and any common laws of nuisance, negligence and strict liability relating thereto, together with all rules, regulations and orders issued thereunder, as any of the same may be amended. “Hazardous Substance” means any substance that constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation, use, processing, treatment, storage, release, transport or disposal of which is regulated by, any Governmental Rule.

(m)	Successor Liabilities. Any Liability that any person or entity seeks to impose upon Buyer by virtue of any theory of successor liability, including Liabilities relating to environmental matters, any Pension Plan or Welfare Plan, Taxes, labor and employment matters, COBRA, ERISA, the Code, WARN Act or as a result of Buyer’s failure to comply with any bulk transfer or similar Law.

The Sellers shall pay, perform and discharge, as and when due, all of the Excluded Liabilities.

        2.05  Nonassignable Contracts and Rights. Notwithstanding anything to the contrary in this Agreement, no Business Agreements, Business Permits, properties, rights or other assets of the Sellers shall be deemed sold, transferred or assigned to Buyer pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Buyer without the consent or approval of any other person or entity would be ineffective or would constitute a breach of contract or a violation of any Governmental Rule or Governmental Order or would in any other way adversely affect the rights of the Sellers (or Buyer as transferee or assignee), and such consent or approval is not obtained at or prior to Closing. In such case, to the extent possible, (a) the beneficial interest in or to such Business Agreements, Business Permits, properties, rights or assets (collectively, the “Beneficial Rights”) shall in any event pass at the Closing to Buyer under this Agreement; and (b) pending such consent or approval, Buyer shall discharge the obligations of the Sellers under such Beneficial Rights (to the extent such obligations are Assumed Liabilities) as agent for the Sellers, and the Sellers shall act as Buyer’s agent in the receipt of any benefits, rights or interest received from the Beneficial Rights. If requested by Buyer, each of the Sellers shall use its best efforts to obtain and secure all consents and approvals that may be necessary to effect the legal and valid sale, transfer or assignment of the Business Agreements, Business Permits, properties, rights or assets underlying the Beneficial Rights to Buyer without any change in any of the material terms or conditions of such Business Agreements, Business Permits, properties, rights or assets. The Sellers shall make or complete such transfers as soon as reasonably possible and cooperate with Buyer in any other reasonable arrangement designed to provide for Buyer the benefits of such Business Agreements, Business Permits, properties, rights and assets, including enforcement at the cost and for the account of Buyer of any and all rights of the Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, and to provide for the discharge of any Liability under such Business Agreements, Business Permits, properties, rights or assets, to the extent such Liability constitutes an Assumed Liability. If and to the extent an arrangement reasonably acceptable to Buyer with respect to Beneficial Rights cannot be made, then Buyer, upon written notice to the Sellers Representative, shall have no obligation with respect to any such Business Agreement, Business Permit, property, right or other asset, and such Business Agreement, Business Permit, property, right or other asset shall not be deemed to be a Purchased Asset and the related Liability shall not be deemed an Assumed Liability.

ARTICLE III.
PURCHASE PRICE

        3.01  Purchase Price. The purchase price for the Purchased Assets shall be (a) the assumption of the Assumed Liabilities; (b) cancellation and release of Parent’s obligation to Manitex, a wholly owned subsidiary of Buyer, in the aggregate principal amount of $3,874,118 together with any interest thereon as of the Closing; (c) cancellation and release of Crane & Machinery’s obligation to Manitex under that certain note payable with an original principal amount of $998,221 and having an outstanding balance as of the Closing of $830,024.94 together with any interest thereon; (d) satisfaction of trade payables owing by Schaeff Lift Truck to Liftking as of the Closing in the amount of $252,795.00; minus (e) trade payables owing by Liftking to Parent as of the Closing in the amount of $737,836.74, which shall be cancelled and released (collectively, the “Purchase Price”).

        3.02  Allocation of Purchase Price. The amount of the aggregate Purchase Price shall be allocated among the Purchased Assets (or groups of such assets) for all purposes (including all tax and financial accounting purposes) in accordance with the applicable provisions of Section 1060 of the Code, and the parties agree that the fair market value of the Purchased Assets (or groups of such assets) shall be determined by appraisals conducted by Buyer following the Closing (the “Purchase Price Allocation”). Each party shall file all Tax Returns (including amended returns and claims for refund) in a manner reflecting the Purchase Price Allocation. The parties shall each execute and timely file a Form 8594 consistent with the Purchase Price Allocation, after exchanging mutually acceptable drafts of such form (and any equivalent state, municipal, county, local, foreign or other forms Tax forms). Notwithstanding the foregoing, Buyer’s cost for the Purchased Assets may differ to the extent necessary to reflect Buyer’s capitalized acquisition costs for the Purchased Assets.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS

        Each of Parent, Schaeff Lift Truck and Crane & Machinery hereby represents and warrants to Buyer as follows:

        4.01  Subsidiaries. Crane & Machinery is a wholly-owned subsidiary of Parent. Schaeff Lift Truck is a wholly owned subsidiary of Crane & Machinery.

        4.02  Power and Authority. Each of the Sellers has the necessary power and authority to own its assets and to conduct its business as presently conducted. Each of the Sellers has all power and authority necessary to execute, deliver and perform the Transaction Documents to which it is a party, including, without limitation, any approval of its members required by applicable Governmental Rules.

        4.03  Execution and Enforceability. This Agreement has been, and on the Closing Date the other Transaction Documents to which the Sellers are a party will be, duly and validly executed and delivered by such party and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of the Sellers and enforceable against the Sellers in accordance with their respective terms.

        4.04  No Breach, Default, Violation or Consent. The execution, delivery and performance by the Sellers of the Transaction Documents to which each is a party do not and will not:

(a)	violate the Certificate of Formation, Operating Agreement, Articles of Incorporation or Bylaws, as applicable, of the Sellers;

(b)	breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under, result in the creation of any Lien on the assets of the Sellers under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any Business Agreement or Business Permit;

(c)	breach or otherwise violate any Governmental Order which names any of the Sellers or is directed to any of the Sellers or any of its respective assets;

(d)	violate any Governmental Rule; or

(e)	require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person.

        4.05  Ownership and Control. The authorized capitalization of Parent, the issued and outstanding membership interest units of Parent and the record holders of such issued and outstanding membership interest units are as set forth on Schedule 4.05.

        4.06  Financial Matters.

(a)	The Sellers have previously delivered to Buyer correct and complete copies of (i) the audited consolidated balance sheet as of December 31, 2006 (“12-31-06 Balance Sheet”), and the related statements of income, retained earnings and cash flows of the Sellers as of and for its fiscal years then ended, including the footnotes thereto, and (ii) the unaudited consolidated and individual interim balance sheets and statements of income, retained earnings and cash flows of the Sellers as of and for the five months ended May 31, 2006 (“Current Financial Statements” and, together with the items described in clause (i) above, “Financial Statements”). The Financial Statements shall include segment reporting with such detail and transparency as to fairly present the assets and liabilities constituting the Noble Forklift Production. Except as set forth on Schedule 4.06, the Financial Statements fairly present the financial condition of the Sellers as of the end of the periods covered thereby and the results of their operations and the changes in their financial position for the periods covered thereby, and were prepared in accordance with GAAPapplied on a consistent basis throughout the periods covered thereby subject, in the case of the Financial Statements referred to in clause (ii) above and the Current Financial Statements, to year-end audit adjustments and the lack of footnotes and other presentation items.

(b)	Except as and to the extent otherwise disclosed in the Current Financial Statements or on the Schedules hereto (to the extent that the type and nature of the Liability is clearly and fairly disclosed on such Schedule), the Sellers have no Liabilities relating to the Noble Forklift Production of any kind, whether direct or indirect, fixed or contingent or otherwise, other than (i) executory obligations under Business Agreements which are not required to be set forth in the Current Financial Statements in accordance with GAAP and (ii) liabilities incurred in the ordinary course of business, consistent with past practice, since May 31, 2006 (“Financial Statement Date”). As used in this Agreement, “Liability” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

(c)	Internal Accounting Controls. The Sellers maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)	Independent Auditors. All auditors who have expressed opinions with respect to the Financial Statements are independent as such term is described in Rule 2-01 of Regulation S-X promulgated by the Securities and Exchange Commission.

        4.07  Tax Matters. Except as otherwise disclosed on Schedule 4.07:

(a)	all returns, declarations, reports and information statements with respect to Taxes which are required to be filed by or on behalf of the Sellers with any governmental entity (collectively, “Tax Returns”) have been properly prepared and timely filed, and when filed, were true, correct and complete in all material respects;

(b)	the Sellers have paid, or have made adequate reserves on the balance sheets contained in the Current Financial Statements for the payment of, all taxes, charges, fees, levies and assessments (whether computed on a separate, consolidated, combined, unitary or other basis) relating to the Noble Forklift Production, including without limitation all income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, net worth, business and occupation, disability, social security, employment, payroll, license, estimated, stamp, custom duties, severance and withholding taxes or charges, imposed by any governmental entity, and any interest or penalties thereon (collectively, “Taxes”), attributable to periods preceding or ending with the Financial Statement Date;

(c)	since the Financial Statement Date, the Sellers have not incurred any Taxes relating to the Noble Forklift Production other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of the Sellers;

(d)	to the Sellers’ knowledge, there are no proposed assessments of any additional Taxes relating to the Noble Forklift Production against the Sellers by any governmental entity or (whether or not reserved against);

(e)	the Sellers are not currently being audited by any governmental entity, and no such audit is pending or, to the Sellers’ knowledge, threatened;

(f)	the Sellers have not been given any currently effective waiver or extension of any period of limitation governing the time of assessment or collection of any Tax relating to the Noble Forklift Production; and

(g)	the Sellers are not a party to any Tax allocation, Tax sharing or similar agreement with any other Person relating to the Noble Forklift Production.

        4.08  Accounts Receivables. All Accounts Receivable reflected on the balance sheet contained in the Current Financial Statements, and all Accounts Receivable that have arisen since the Financial Statement Date, (a) arose out of arm’s length transactions actually made in the ordinary course of business, (b) are not in dispute, and (c) are current and collectible without set off, discount or counterclaim. No Person has any Lien on any of the Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any Accounts Receivable. The Sellers have no knowledge that any of its customers has indicated its unwillingness to pay any Accounts Receivable. Schedule 4.08 contains an aged schedule of accounts receivable reflected on the balance sheet contained in the Current Financial Statements.

        4.09  Inventory. All Inventory reflected on the balance sheet contained in the Current Financial Statements is valued in accordance with GAAP at the lower of cost (on the basis of FIFO) or market. All Inventory purchased since the Financial Statement Date consists of a quality and quantity usable and saleable in the ordinary course of business. Except as set forth in Schedule 4.09, all Inventory is located at, or is in transit to or from, the Sellers’ Facility. Except as set forth in Schedule 4.09 (which contains a description of any exceptions and related amounts), (i) all work-in-process contained in Inventory constitutes items in process of production pursuant to Business Agreements entered into (including orders taken) in the ordinary course of business by regular customers of the Sellers, and (ii) no valid grounds exist for any set off of amounts billable to such customers on the completion of the Business Agreements to which work-in-process relates. All work-in-process consists of a quality ordinarily produced in accordance with the requirements of Business Agreements to which such work-in-process relates. The Sellers will have on hand as of the Closing such quantities of Inventory as are reasonably required to continue the Noble Forklift Production of the Sellers immediately after the Closing consistent with past practice.

        4.10  Litigation. Except as otherwise disclosed on Schedule 4.10, there is no pending or, to the Sellers’ knowledge, threatened investigation, action or proceeding effecting the Purchased Assets or Noble Forklift Production. To the Sellers’ knowledge, no event has occurred or action taken that is reasonably likely to result in any of the foregoing (other than litigation that relates exclusively to Excluded Liabilities hereunder).

        4.11  Absence of Certain Changes and Events. Except as otherwise disclosed on Schedule 4.11, since January 1, 2007:

(a)	the Sellers have not incurred any obligation or Liability relating to the Noble Forklift Production except for normal trade obligations incurred in the ordinary course of business and other obligations which do not require the expenditure of more than $5,000

(b)	no casualty, loss or damage has occurred with respect to any Purchased Assets having a value of $5,000 in the aggregate that is not covered by insurance;

(c)	the Sellers have not sold, transferred or otherwise disposed of any of its properties or assets or any interest therein used in the Noble Forklift Production, or agreed to do any of the foregoing, except for sales of inventory in the ordinary course of business;

(d)	the Sellers have not waived or released any of its rights with respect to its Noble Forklift Production or the Purchased Assets or permitted any of such rights to lapse, which would affect the payment or receipt of funds in excess of $5,000 with respect to any item or series or related items;

(e)	there has not been any material change in the financial or Tax accounting principles or methods of the Sellers, except to the extent required by GAAP;

(f)	the Sellers have not introduced any material change with respect to the Noble Forklift Production; and

(g)	no event not in the ordinary course of business has occurred, and no condition exists, which could reasonably be expected to have a material adverse effect on the Noble Forklift Production.

        4.12  Title to and Condition of Properties.

(a)	Marketable Title. Schaeff Lift Truck has good and marketable fee title or leasehold title (as applicable) to all of the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever (collectively, “Liens”) except for Liens listed on Schedule 4.12. At the Closing, Buyer will receive good and marketable fee title or leasehold title (as applicable) to all of the Purchased Assets, free and clear of all Liens other than Liens marked as “Permitted Liens” on Schedule 4.12. Except as set forth in Schedule 4.12, the Sellers are not using, in the current conduct of the Noble Forklift Production, any properties, rights or assets that are not owned, licensed or leased by it.

(b)	Condition. All tangible assets (real and personal) constituting Purchased Assets and currently used in the Noble Forklift Production are in good operating condition and repair, ordinary wear and tear excepted.

        4.13  Constituent Documents and Governmental Rules. Each of the Sellers is in compliance with (a) its charter, operating agreement and bylaws, as applicable (correct and complete copies of which have been delivered to Buyer) and (b) all Governmental Rules applicable to the Sellers or to the Noble Forklift Production or the Purchased Assets.

        4.14  Governmental Orders. Schedule 4.14 sets forth a correct and complete list of all Governmental Orders relating to the Noble Forklift Production or the Purchased Assets which are currently in effect and which name the Sellers or are directed to the Sellers or any of the Noble Forklift Production or the Purchased Assets. The Sellers are in compliance with all such Governmental Orders.

        4.15  Business Permits. Schedule 4.15 sets forth a correct and complete list of all Business Permits which have been obtained by the Sellers relating to the Noble Forklift Production and are currently in effect and indicates for each whether any consent or other action is required in order for the same to remain in full force and effect following the Closing. Such Business Permits have been validly acquired, are in full force and effect and represent all licenses, permits, approvals, certifications, consents and listings issued by or obtained from a Governmental Entity that are necessary under applicable Governmental Rules for the Sellers to conduct the Noble Forklift Production as currently conducted and to own, occupy or use the Purchased Assets. The Sellers are in compliance with all such Business Permits.

        4.16  U.S. Government Contracts.

(a)	The Sellers are not a party, either as a prime contractor or as a subcontractor in connection with the Noble Forklift Production, to any contract with the United States government or any agency or instrumentality thereof other than contracts with respect to which it is exempt from submission and/or certification of cost or pricing data as defined in the Truth in Negotiations Act.

(b)	Except as described in Schedule 4.16, the Sellers have not received any United States government business in calendar years 2006 or 2007 under restricted, small business or other set aside programs (for companies with fewer than 1,000 employees).

        4.17  Intellectual Property. Schedule 4.17 sets forth a correct and complete list of (a) all Intellectual Property used or held for use in the Noble Forklift Production which is registered with any Governmental Entity and all applications therefor and (b) all licenses for Intellectual Property used or held for use in the Noble Forklift Production to which the Sellers are a party (excluding “shrink-wrapped” software applications which are generally available to the public). The Sellers have the lawful right to use all of such Intellectual Property and no such use infringes upon the lawful rights of any other Person. To the Sellers’ knowledge, no Person is using any such Intellectual Property in a manner which infringes upon the lawful rights of the Sellers. The Intellectual Property constitutes all intellectual property necessary for the Sellers to conduct the Noble Forklift Production as currently conducted. Except pursuant to the licenses referred to above, the Sellers pay no royalties or other consideration for the right to use such Intellectual Property owned by others. The Sellers have maintained the confidentiality of all such Intellectual Property to the extent necessary to maintain its proprietary rights therein. All software used by the Sellers in the Noble Forklift Production or installed on any computer owned or used by the Sellers in the Noble Forklift Production is subject to valid, fully paid licenses.

        4.18  Insurance. Schedule 4.18 sets forth a correct and complete list of all insurance policies relating to the Noble Forklift Production of which the Sellers are the owner, insured, loss payee or beneficiary and indicates for each such policy any pending claims thereunder. The Sellers have delivered true, correct and complete copies of each insurance policy set forth on Schedule 4.18 to Buyer, and each such policy is legal, valid, binding, enforceable and in full force and effect with respect to the Sellers and, to the Sellers’ knowledge, with respect to the other parties thereto. Schedule 4.18 indicates each insurance policy as to which (i) the coverage limit has been reached or (ii) the total incurred losses to date equal 75% or more of the coverage limit. Except as otherwise disclosed on Schedule 4.18: (a) the Sellers have not received any notice, with respect to pending claims, that it has failed to give any notice or present any such claim under any such policy in a timely fashion or as otherwise required by such policy; (b) all premiums under such policies which are due and payable have been paid in full; (c) since January 1, 2007, the Sellers have not received notice of any increase in the premium under, cancellation or non-renewal of any such policy; and (d) there is no claim by the Sellers pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The insurance policies set forth on Schedule 4.18 are sufficient for compliance by the Sellers with all requirements of Governmental Rules and all Business Agreements.

        4.19  Other Business Agreements. Schedule 4.19 sets forth a correct and complete list of all Business Agreements other than (a) Business Agreements listed on any of Schedules 4.15, or 4.17, and (b) Business Agreements involving the payment by or to the Sellers, or creating any liability of the Sellers, of less than $2,500 (or, in the case of open purchase orders, $5,000) over the term thereof. Except as set forth on Schedule 4.19:

(a)	Purchase Commitments. The Sellers have no Business Agreements for the purchase of Inventory items that, together with amounts on hand, constitute more than six (6) months normal usage or that are at an excessive price.

(b)	Sales Commitments. The Sellers have no Business Agreements that aggregate in excess of $50,000 (or, in the case of open purchase orders, $25,000) to any one customer or group of affiliated customers; provided, that, in the case of open purchase orders listed on the attachments to Schedule 4.19, this representation and warranty is made as of the date of such attachments. The Sellers have no Business Agreements for sales except those made in the ordinary course of business at arm’s length. The backlog of existing orders and sales orders of the Sellers, as of May 31, 2007, is set forth in Schedule 4.19, all of which represent bona fide orders taken in the ordinary course of business.

(c)	Leases. The Sellers (whether as lessor or lessee) have no contracts for the lease or use of personal property which require payments by or to the Sellers in excess of $10,000 over the term thereof.

(d)	Governmental Contracts. The Sellers have no Business Agreement with any governmental entity whether federal, state, municipal, county, local, foreign or other.

        4.20  Status of Business Agreements. Each Business Agreement is in full force and effect and is enforceable against the Sellers and, to the Sellers’ knowledge, the other parties thereto, in accordance with its terms. The Sellers are in compliance with each such Business Agreement. To the Sellers’ knowledge, all other parties to such Business Agreements are in compliance with the terms thereof. Except as otherwise disclosed on Schedule 4.20, no consent or other action is required in order for such Business Agreements to remain in full force and effect following the Closing. Such Business Agreements constitute all material contracts, agreements, leases, licenses, commitments and purchase orders necessary for the Sellers to conduct the Noble Forklift Production business as currently conducted by Sellers.

        4.21  Transactions with Related Parties. Except as otherwise disclosed on Schedule 4.21, (a) none of the customers, suppliers, distributors or sales representatives of the Sellers are Related Parties; (b) none of the Purchased Assets are owned or used by or leased to any Related Parties; (c) no Related Party is a party to any Business Agreement; and (d) no Related Party provides any legal, accounting or other services to the Sellers. For purposes of this Section 4.21, Buyer shall not be deemed a Related Party.

        As used in this Agreement the following terms have the following meanings:

        “Affiliate” of a Person means any other Person who controls, is controlled by or is under common control with such Person, and “control” means, with respect to any Person, the direct or indirect ability to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a government, and any other legal entity.

        “Related Party” means (i) the Sellers, (ii) any Affiliate of the Sellers and (iii) any director, officer or equity holder of any of the Sellers or any Affiliate of the Sellers.

        4.22  Assets and Services Necessary to Noble Forklift Production. The Purchased Assets include all property and assets (other than Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on the Noble Forklift Production, or which are currently used or held for use in the Noble Forklift Production by the Sellers, in substantially the same manner as conducted during the previous twelve months.

        4.23  Product Warranty and Product Liability. Schedule 4.23 contains a true, correct and complete copy of the standard warranty or warranties for sales of products or services of the Sellers and a list of any non-standard warranties by which the Sellers are bound in the Noble Forklift Production, and except as expressly set forth therein, there are no warranties, deviations from standard warranties or commitments or obligations with respect to the return, repair, replacement or re-performance of products or services in the Noble Forklift Production under which the Sellers could have any Liability. Since January 1, 2001, none of the products and services in the Noble Forklift Production has been the subject of any replacement, field fix, retrofit, modification or recall campaign, and to the Sellers’ knowledge, no facts or conditions exist that could reasonably be expected to result in such a recall campaign.

        4.24  Brokers. Neither the Sellers nor any of its officers, directors, shareholders, agents or representatives has employed or retained, or have any liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

        The Buyer represents and warrants to the Sellers as follows:

        5.01  Organization. Buyer is a corporation duly organized, validly existing and in good standing in Michigan.

        5.02  Power and Authority. Buyer has the corporate power and authority to own its properties and assets, to conduct its business as presently conducted and to execute, deliver and perform the Transaction Documents to which it is a party.

        5.03  Execution and Enforceability. This Agreement has been, and on the Closing Date the other Transaction Documents to which Buyer is a party will be, duly and validly executed and delivered by Buyer and constitutes (or upon such execution and delivery will constitute) legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

        5.04  No Breach, Default, Violation or Consent. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party do not and will not:

(a)	violate Buyer’s charter or bylaws;

(b)	breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent that has not been obtained, result in the creation of any Lien on any assets of Buyer under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any agreement to which Buyer is a party or by which Buyer or any of its respective assets is bound;

(c)	breach or otherwise violate any Governmental Order which names Buyer or is directed to Buyer or any of its assets;

(d)	violate any Governmental Rule; or

(e)	require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person.

        5.05  Brokers. Buyer has not employed or retained, or has any liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

ARTICLE VI.
COVENANTS

        6.01   Use of Noble Name. After the Closing, none of the Sellers nor any Affiliate of the Sellers shall, without the prior written consent of Buyer, make any use of any name, mark, trade name, trademark, service mark or domain name incorporating “Noble Forklift,” or any letters, words or phrases confusingly similar to any of the foregoing, except to the extent necessary for each of the Sellers to pay its Liabilities, to prepare its Tax Returns and similar reports and to otherwise wind up and conclude its business. The preceding sentence shall not limit the right of Noble International, Ltd., a Michigan corporation, to use the “Noble” name by reason of its status as an Affiliate of the Sellers.

        6.02  Post-Closing Receipts. The Sellers authorize and empower Buyer on and after the Closing Date to receive and open all mail received by Buyer relating to the Noble Forklift Production, Purchased Assets or Assumed Liabilities and to deal with the contents of such communications in any proper manner. The Sellers shall promptly deliver to Buyer any mail or other communication received by it on or after the Closing Date relating to the Noble Forklift Production, Purchased Assets or Assumed Liabilities. Buyer shall promptly deliver to the Sellers Representative any mail or other communication received by it on or after the Closing Date relating to the Excluded Assets or Excluded Liabilities. On or after the Closing Date, if the Sellers receive any checks or other funds on account of or in respect of the Noble Forklift Production or Purchased Assets, then the Sellers shall not cash such checks or deposit such funds into an account controlled by any of the Sellers, and the Sellers shall promptly forward such checks or funds to Buyer (properly endorsed for deposit by Buyer). On and after the Closing Date, if Buyer receives any checks or other funds on account of or in respect of the Excluded Assets, then Buyer shall not cash such checks or deposit such funds into its account, and Buyer shall promptly forward such checks or funds to Sellers Representative. Each Party shall undertake commercially reasonable efforts to ensure that third parties direct mail and other communications to the proper party or parties after the Closing.

ARTICLE VII.
CLOSING

        7.01  Closing. The closing of the transactions contemplated hereby (“Closing”) will take place at the offices of Parent, 7402 W. 100th Place, Bridgeview, Illinois, simultaneously with the execution and delivery of this Agreement by the parties unless another place, or date is agreed to in writing by the parties. The date on which the Closing occurs is referred to herein as the “Closing Date”.

        7.02  Documents to be Delivered by the Sellers. At the Closing, the Sellers shall deliver to the Buyer the following documents, in each case duly executed or otherwise in proper form:

(a)	Consents and Approvals. Each consent, authorization, approval, exemption, filing, registration or qualification, if any, listed on Schedule 4.20 hereto or which are otherwise necessary (under applicable Governmental Rules or otherwise) for the Sellers to execute, deliver and perform the Transaction.

(b)	Secretary or Manager’s Certificate. A certificate of the Secretary or Manager, as applicable, of each of the Sellers dated the Closing Date and certifying (i) that correct and complete copies of its organizational documents are attached thereto, (ii) that correct and complete copies of each resolution of its board of directors or managers and members, as applicable, approving the Transaction Documents and authorizing the execution thereof and the consummation of the transactions contemplated thereby are attached thereto and (iii) the incumbency and signatures of the managers or officers of the Sellers, as applicable, authorized to execute and deliver the Transaction Documents on behalf of the Sellers.

(c)	Bill of Sale. A bill of sale in form and substance mutually acceptable to the parties (the “Bill of Sale”).

(d)	Transition Services Agreement. A transition services agreement in form and substance mutually acceptable to the parties (the “Transition Services Agreement”).

(e)	Assignment and Assumption. An assignment and assumption agreement in form and substance mutually acceptable to the parties (the “Assignment and Assumption Agreement,” together with this Agreement, the Transition Services Agreement and the Bill of Sale, the “Transaction Documents.”)

(f)	Lease. A lease agreement in substantially the form set forth on Exhibit A.

(g)	Cancellation of Payables. Evidence that the trade payables of Buyer or any of its subsidiaries constituting the Purchase Price have been cancelled.

(h)	Other Closing Documents. All other agreements, certificates, instruments, certifications and documents contemplated by this Agreement or reasonably requested by the Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

        7.03  Documents to be Delivered by the Buyer. At the Closing, the Buyer shall deliver to the Sellers, the following documents, in each case duly executed or otherwise in proper form:

(a)	Cancellation of Payables. Evidence that the trade payables or note payable of any Seller constituting the Purchase Price have been cancelled.

(b)	Secretary’s Certificate. Buyer will have delivered to the Sellers a certificate of the Secretary of Buyer dated the Closing Date and certifying (i) that correct and complete copies of its charter and bylaws are attached thereto, (ii) that correct and complete copies of the resolution of its board of directors approving the Transaction Documents and authorizing the execution thereof and the consummation of the transactions contemplated thereby are attached thereto and (iii) the incumbency and signatures of the officers of Buyer authorized to execute and deliver the Transaction Documents on behalf of Buyer.

(c)	Transaction Documents. The Assignment and Assumption Agreement and the Transition Services Agreement.

(d)	Lease. A lease agreement in substantially the form set forth on Exhibit A.

(e)	Certificate of Resale. An Illinois Department of Revenue Form CRT-61, Certificate of Resale.

(f)	Other Closing Documents. All other agreements, certificates, instruments, certifications and documents contemplated by this Agreement or reasonably requested by the Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

ARTICLE VIII.
INDEMNIFICATION

        8.01  Indemnification by the Sellers. Each of the Sellers shall defend, indemnify and hold harmless the Buyer and its respective equity holders, directors, officers, employees and agents (each a “Seller Indemnitee”) from and against any and all claims (including without limitation any investigation, action or other proceeding, whether instituted by a third party against a Seller Indemnitee or by a Seller Indemnitee for the purpose of enforcing its rights hereunder), damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys’ fees and court costs including attorneys’ fees and costs incurred in connection with collecting, investigating or bringing proceedings to collect the indemnity pursuant to this Section) that constitute, or arise out of or in connection with:

(a)	inaccuracy, misrepresentation or breach of a representation or warranty of any of the Sellers under this Agreement (disregarding for purposes of this Section 8.01(a) any “materiality”, in all material respects”, or similar qualification contained therein or with respect thereto);

(b)	default by any of the Sellers in the performance or observance of any of their respective covenants or agreements hereunder or under the Transaction Documents; or

(c)	any Excluded Liability.

        8.02  Third-Party Claims. If any investigation, action or other proceeding (each a “Proceeding”) is initiated against any Seller Indemnitee by any third party and such Seller Indemnitee intends to seek indemnification from the Seller (the “Indemnitor”), as applicable, under this Article on account of its involvement in such Proceeding, then such Seller Indemnitee will give prompt notice to the applicable Indemnitor of such Proceeding; provided, that the failure to so notify such Indemnitor will not affect such Indemnitor’s obligations under this Article, except to the extent the Indemnitor is prejudiced thereby. Upon receipt of such notice, such Indemnitor may undertake and control the defense against such Proceeding if the Indemnitor admits that it has an indemnification obligation hereunder in which case such Indemnitor will diligently defend against such Proceeding on behalf of such Seller Indemnitee using counsel reasonably acceptable to such Seller Indemnitee and will pay all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. With the prior written consent of the Seller Indemnitee, the Indemnitor may defend against such Proceeding without admitting that it has an indemnification obligation hereunder, provided, in each case that if such Indemnitor fails or refuses to conduct such defense, then such Seller Indemnitee may defend against such Proceeding at such Indemnitor’s expense. Such Indemnitor or Seller Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense, and will not settle any Proceeding without the prior consent of the other, which consent will not be unreasonably withheld; provided, that the consent of an Indemnitor is not required if such Indemnitor failed or refused to defend the Seller Indemnitee in the Proceeding that is being settled. Such Indemnitor and Seller Indemnitee will cooperate with each other in the conduct of any such Proceeding.

        8.03  Duration of Certain Indemnification Obligations. Except for claims involving fraud, as to which claims may be brought without limitation as to time or amount no claims for indemnification under Section 8.01(a) may be asserted after the lapse of twenty-four (24) months after the Closing Date, except for claims arising under Sections 4.01, 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.09, 4.12, 4.17 and 4.23 (collectively, the “Fundamental Representations”), which may be asserted until sixty (60) days after the lapse of the statute of limitations to which a particular claim relates.

        8.04  Certain Limitations on the Sellers’ Indemnification Liabilities. Except for claims involving fraud and claims arising from any breach or inaccuracy of any of the Fundamental Representations, as to which there shall be no limit on time or amount:

(a)	the Sellers will not have any indemnification obligation with respect to individual claims or series of related claims for indemnification under Section 8.01(a), unless and until the aggregate amount of all such claims exceeds $75,000, in which case the Seller will be liable for such claims in excess of $75,000.

(b)	the Sellers’ aggregate indemnification obligations under Section 8.01(a) shall not exceed $350,000.

        8.05  Joint and Several Liability. The liability of each of the Sellers for indemnification under this Article VIII shall be joint and several.

        8.06  Fraud. Notwithstanding anything to the contrary in this Agreement, the limitations and thresholds set forth in Article VIII shall not apply with respect to (i) fraud, intentional misrepresentation or willful breach or misconduct or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance.

        8.07  Tax Treatment. Any indemnification payments under this Article will be treated, for Tax purposes, as adjustments to the Purchase Price.

ARTICLE IX.
GENERAL PROVISIONS

        9.01  Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any party, whether by operation of law or otherwise, without the prior consent of the other party or parties.

        9.02  Confidentiality.

(a)	As used in this Section the “Confidential Information” of a party means all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and specifically includes (i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of such party and its Affiliates, in each case whether present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of such party and its Affiliates, (iii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates and (iv) the Transaction Documents and the transactions contemplated thereby; provided, that the Confidential Information of a party does not include (A) information which is or becomes generally known to the public through no act or omission of the other party and (B) information which has been or hereafter is lawfully obtained by the other party from a source other than the party to whom such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party.

(b)	Except as otherwise permitted by subsection (c) below, each party agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of any other party.

(c)	Notwithstanding subsection (b) above, each of the parties is permitted to:

(i)	disclose Confidential Information of the other parties to its officers, directors, employees, equity holders, lenders, agents and Affiliates, but only to the extent reasonably necessary in order for such party to perform its obligations and exercise its rights and remedies under this Agreement, and such party will take all such action as are necessary or desirable in order to ensure that each of such Persons maintains the confidentiality of any Confidential Information that is so disclosed;

(ii)	make additional disclosures of or use for its own benefit Confidential Information of the other party, but only if and to the extent that such disclosures or use are specifically contemplated by this Agreement; and

(iii)	disclose Confidential Information of the other party to the extent, but only to the extent, required by Governmental Rules or the rules and regulations of any national securities exchange or the Securities and Exchange Commission.

        9.03  Dispute Resolution; Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

(a)	Any claim, controversy or dispute arising between the parties with respect to this Agreement or the other Transaction Documents (a “Dispute”), to the maximum extent allowed by applicable law, will be submitted to and finally resolved by binding arbitration. Any party may file a written Demand for Arbitration with the American Arbitration Association’s Chicago, Illinois Regional Office, and will send a copy of the Demand for Arbitration to the other parties. The arbitration will be conducted pursuant to the terms of the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association, except that discovery may be had in accordance with the Federal Rules of Civil Procedure. The venue for the arbitration will be Chicago, Illinois. The arbitration will be conducted before a panel of three arbitrators selected through the American Arbitration Association’s arbitrator selection procedures. The arbitrators will promptly meet, fix the time, date and place of the hearing and notify the parties. The parties will stipulate that the arbitration hearing will last no longer than five business days. A majority of the panel will render a decision within ten (10) days of the completion of the hearing. The panel of arbitrators will promptly transmit an executed copy of its decision to the parties. The decision of the arbitrators will be final, binding and conclusive upon the parties. Each party will have the right to have the decision enforced by any court of competent jurisdiction. Notwithstanding any other provision of this Section, any Dispute in which a party seeks equitable relief may be brought as provided in subsection (b) below.

(b)	If, notwithstanding subsection (a) above, any Dispute or enforcement action is submitted to a court for resolution, then the following provisions will apply:

(i)	Each party hereby: (A) irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in Chicago, Illinoisfor the purposes of any action or proceeding arising out of or relating to any such Dispute; and (B) waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such action or proceeding, any claim that (1) it is not personally subject to the jurisdiction of such courts, (2) the action or proceeding is brought in an inconvenient forum or (3) the venue of the action or proceeding is improper.

(ii)	Each party agrees that service in person or by certified or registered United States mail to its address set forth in Section 9.07 constitutes valid in personam service upon such party and its successors and assigns in any action or proceeding with respect to any matter as to which it has submitted to jurisdiction hereunder.

(iii)	The parties waive the right to a trial by jury in any action or proceeding arising out of or relating to any Dispute.

(c)	The parties acknowledge that this is a commercial transaction, that the foregoing provisions for arbitration, consent to jurisdiction, service of process and waiver of jury trial have been read, understood and voluntarily agreed to by them and that by agreeing to such provisions they are waiving important legal rights. The obligations of the parties under this Section are specifically enforceable and will survive any termination of this Agreement.

        9.04  Expenses. Except as otherwise specifically provided herein or in any other Transaction Document, each party is responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of the Transaction Documents.

        9.05  Further Assurances. The parties will from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable Governmental Rules or reasonably requested by any party to establish, maintain or protect its rights and remedies or to affect the intents and purposes of this Agreement and the other Transaction Documents.

        9.06  Knowledge Parties. References in this Agreement to the Sellers’ knowledge or words of similar import mean (i) the actual knowledge of any of the Sellers’ officers, David Langevin and Lubomir Litchev after reasonable investigation of the surrounding circumstances; or (ii) the actual knowledge of the shareholders of the Sellers.

        9.07  Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder: (a) will be in writing; (b) will be sent by messenger, certified or registered United States mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and (c) will be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, United States mail or express delivery service, or (ii) a receipt generated by the sender’s telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier. All such communications will be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five business days’ prior notice:

If to the Sellers:	If to Buyer:
GT Distribution, LLC	Veri-Tek International, Corp.
7402 West 100th Place	7402 West 100th Place
Bridgeview, IL 60455	Bridgeview, IL 60455
Attn.: Chief Executive Officer	Attn.: Chief Executive Officer
FAX No.: (708) 430-4056	FAX No.: (708) 430-4056

with a copy to:

Kristin Skandalaris, Esq.
33 Bloomfield Hills Parkway, Suite 240
Bloomfield Hills, Michigan 48304

        9.08  Publicity. Neither party will make any press release or other public announcement regarding this Agreement or the other Transaction Documents or any transaction contemplated hereby or thereby until the text of such release or announcement has been submitted to the other party and the other party has approved the same.

        9.09  Miscellaneous. This Agreement: (a) may be amended only by a writing signed by each of the parties; (b) may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument; (c) together with the other Transaction Documents, contains the entire agreement of the parties with respect to the transactions contemplated hereby and thereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; (d) is governed by, and will be construed and enforced in accordance with, the laws of the State of Illinois, without giving effect to any conflict of laws rules; and (f) is binding upon, and will inure to the benefit of, the parties and their respective successors and permitted assigns. The due performance or observance by a party of any of its obligations under this Agreement may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver will be effective only to the extent specifically set forth in such writing. The waiver by a party of any breach or violation of any provision of this Agreement will not operate as, or be construed to be, a waiver of any subsequent breach or violation hereof. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

SELLERS:
GT DISTRIBUTION, LLC
By: /s/ Paul Jarrell
Title: Vice President, Chief Financial Officer and Secretary
SCHAEFF LIFT TRUCK INC.
By: /s/ Paul Jarrell
Title: Vice President, Chief Financial Officer and Secretary
CRANE & MACHINERY, INC.
By: /s/ Paul Jarrell
Title: Vice President, Chief Financial Officer and Secretary
BUYER:
VERI-TEK INTERNATIONAL, CORP.
By: /s/ Andrew Rooke
Title: President and Chief Operating Officer

BUYER SUBSIDIARIES:
MANITEX LIFTKING, ULC
By: /s/ Andrew Rooke
Title: President and Chief Operating Officer
MANITEX, INC.
By: /s/ Andrew Rooke
Title: President and Chief Operating Officer

INDEX OF DEFINED TERMS

The following terms are defined in the Agreement on the following page:

Definition	Page
CASES
12-31-06 Balance Sheet	9
Accounts Receivable	3
Affiliate	15
Agreement	1
Assumed Business Agreements	2
Assumed Warranty Liabilities	4
Beneficial Rights	7
Business Agreements	2
Business Permits	2
Buyer	1
Closing	17
Closing Date	17
COBRA	6
Confidential Information	20
control	15
Current Financial Statements	9
Dispute	21
Environmental Liabilities	7
Environmental Rule	7

Definition	Page
ERISA	6
Excluded Assets	3
Excluded Business Agreements	4
Excluded Liability	5
Facilities	1
Financial Statement Date	10
Financial Statements	9
Governmental Entities	6
Hazardous Substance	6
Indemnitor	20
Intellectual Property	2
Inventory	2
Liability	10
Liens	12
Noble Forklift Production	1
Pension Plan	3
Person	15
Proceeding	20
Purchase Price Allocation	8
Purchased Assets	1
Related Party	15
Seller	1
Seller Indemnitee	19
Tax Returns	10

Definition	Page
Taxes	10
Transaction Documents	18
WARN Act	6
Welfare Plan	3

INDEX OF SCHEDULES

Page
OTHER AUTHORITIES
Schedule 2.01(a)	2
Schedule 2.03(g)	5
Schedule 4.01	8
Schedule 4.05	9
Schedule 4.06	9
Schedule 4.07	10
Schedule 4.08	11
Schedule 4.09	11
Schedule 4.10	12
Schedule 4.11	12
Schedule 4.12	12
Schedule 4.14	13
Schedule 4.15	13
Schedule 4.16	13
Schedule 4.17	13
Schedule 4.18	13
Schedule 4.19	14
Schedule 4.20	14
Schedule 4.21	15
Schedule 4.22	17
Schedule 4.23	15